UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2023

REPLIGEN CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-14656	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 250-0111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	RGEN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Nomination of Martin Madaus, Ph.D.

On February 6, 2023, based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Repligen Corporation (the “Company”), the Board elected Martin Madaus, Ph.D. to the Board, effective February 6, 2023 (the “Effective Date”). Dr. Madaus was also appointed to the Nominating and Corporate Governance Committee of the Board, effective as of the Effective Date.

In connection with Dr. Madaus’ election to the Board, the number of directors constituting the Board has been increased from seven to eight.

In connection with his election to the Board, Dr. Madaus is entitled to receive cash and equity compensation pursuant to the Company’s Amended and Restated Non-Employee Directors’ Compensation Policy (the “Director Compensation Policy”). Pursuant to the terms of the Director Compensation Policy, on the Effective Date, Dr. Madaus was granted an option to purchase shares of the Company’s common stock having an aggregate value of $170,000 (the “Initial Board Option”). The Initial Board Option vests equally over a three-year period. The Initial Board Option has a term of ten years, subject to early termination in the event of death, removal or resignation from the Board. The Initial Board Option has an exercise price equal to the closing price of the Corporation’s common stock on the Effective Date. In addition, under the Director Compensation Policy, each non-employee director receives an annual retainer for service on the Board and committees of the Board, and each non-employee director reelected to the Board by the stockholders is awarded annually both stock options and restricted stock units.

Additionally, under the Director Compensation Policy, on the Effective Date, Dr. Madaus was granted (1) an option to purchase shares of the Company’s common stock having an aggregate value of $21,250 and (2) restricted stock units having an aggregate value of $21,250 (together, the “Pro-Rata Award”), equal to the annual equity grant for non-employee directors reelected to the Board. The Pro-Rata Award fully vests on the date of the next annual meeting of shareholders subject to Dr. Madaus’s continued service on the Board as of such date. The stock options granted as part of the Pro-Rata Award have a term of ten years, subject to early termination in the event of death, removal or resignation from the Board. The stock options granted as part of the Pro-Rata Award have an exercise price equal to the closing price of the Company’s common stock on the Effective Date.

There are no arrangements or understandings between Dr. Madaus and any other persons pursuant to which Dr. Madaus was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved exceeds $120,000, and in which Dr. Madaus had, or will have, a direct or indirect material interest.

On February 9, 2023, the Company issued a press release announcing Dr. Madaus’ election to the Board and has attached a copy of such press release as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Repligen Corporation on February 9, 2022.

104	Cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Dated: February 9, 2023	By:	/s/ Tony J. Hunt
Tony J. Hunt
President and Chief Executive Officer